Exhibit 99.1

Broadview Networks Takes Next Steps to Implement Financial Restructuring

New York August 22, 2012 — Today, Broadview Networks filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The Company filed for chapter 11 in order to effectuate its “pre-packaged” financial restructuring plan. This plan, which was voted on and accepted by an overwhelming majority of Broadview’s stakeholders, will eliminate half of the indebtedness under the Company’s existing senior secured notes. This reduction in debt will lower our interest expense by approximately $17 million annually, providing for lower leverage and more financial flexibility. With a more appropriate capital structure to support our strategic plan and business objectives, we will have greater financial flexibility and liquidity to pursue cloud-based growth opportunities.

Broadview Networks will maintain normal day-to-day business operations throughout the restructuring process, and we expect no disruptions to our relationships with our customers, employees, vendors or sales agents. Our customers will continue to receive the high quality service they have come to expect from us, without interruption. Additionally, our plan provides for our suppliers and vendors to be paid in full during and after this process and for our employees to continue receiving their usual pay and benefits.

Because of the high level of support we have obtained from our bondholders and shareholders for our plan, we anticipate that we will be able to complete this financial restructuring in the fourth quarter of 2012. Implementation of the restructuring plan and other relief is subject to court approval, regulatory approvals and other customary closing conditions.

The Company’s restructuring counsel is Willkie Farr & Gallagher LLP and its financial advisor is Evercore Group, L.L.C. The restructuring counsel for the ad hoc group of noteholders is Dechert LLP and their financial advisor is FTI Consulting.

About Broadview Networks

Broadview Networks is a network-based business communications provider serving customers nationwide with local and long-distance voice and data communications, premises-based and patented hosted VoIP systems, data services and a full suite of managed and professional services. They also provide an innovative portfolio of bundled, hosted IP phone and cloud computing services designed to meet the unique application requirements of diverse workforce groups. Its customers benefit from award-winning customer service, including a Web-based account management tool and a primary point-of-contact for real-time, personal customer care. For more information, visit www.broadviewnet.com.